Exhibit 99.1

PACCAR	PACCAR Inc
Press Release	Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

Contact: Andy Wold
(425) 468-7676

PACCAR Celebrates Its Centennial,

Earns Record Yearly Profit

February 1, 2005, Bellevue, Washington – “PACCAR Inc reported record revenues and net income for 2004,” said Mark C. Pigott, chairman and chief executive officer.  “This result reflects the innovative contribution and dedication of PACCAR’s 20,500 employees worldwide.  As PACCAR enters its 100th year, the company is building on its impressive record of 66 consecutive years of net profitability and reinforcing its outstanding reputation as one of the leading global technology companies.  All of PACCAR’s truck brands – Kenworth, Peterbilt and DAF – achieved record market shares, which, combined with the positive impact of earnings diversification and a robust commercial vehicle market, contributed to the company’s superior operating performance.”

PACCAR earned $241.4 million ($1.38 per diluted share) for the fourth quarter 2004, which was an increase of 52 percent compared to the $159.1 million ($0.90 per diluted share) earned in the fourth quarter of 2003.  Fourth quarter net sales and financial services revenues were $3.19 billion, 44 percent higher than the $2.21 billion reported for the comparable period in 2003.  Included in fourth quarter net income was a $23.3 million after-tax charge ($.13 per diluted share) reflecting the successful termination of the Leyland parts distribution contract with the RAC plc in the U.K.  Beginning in the fourth quarter of 2005, PACCAR will distribute DAF and Leyland parts in the U.K., which is expected to generate additional parts sales and margins.  The company’s 2004 fourth quarter after-tax return on sales (ROS) was 8.0 percent.

Consolidated net sales and financial services revenues for 2004 were a record $11.40 billion, an increase of 39 percent from $8.19 billion in 2003.  Yearly net income in 2004 of $906.8 million ($5.16 per diluted share) increased 72 percent over 2003 earnings of $526.5 million ($2.99 per diluted share).  Dividends of $2.75 per share were declared during 2004, including a special dividend of $2.00.

“PACCAR had the best year in its history, exceeding its previous annual net income record ($584 million in 1999),” noted Mark Pigott.  “The consistent, strong earnings growth is a result of the company’s passion for quality excellence, superior product performance and disciplined cost control.  PACCAR continues to benchmark excellent companies such as Microsoft, Dell, Toyota and Illinois Tool Works.  PACCAR’s profitability has enabled it to systemically increase its technology investment in all facets of the business, including product design and development, customer sales, supply chain management, manufacturing and assembly, finance, leasing and aftermarket support programs.  These investments have kept PACCAR well ahead of the competition.”

PACCAR’s return on beginning shareholder equity (ROE) was 27.9 percent in 2004 compared with 20.2 percent in 2003.  The company’s 2004 after-tax return on sales (ROS) was 8.4 percent versus 6.8 percent a year earlier. The excellent return on sales percent is a record for the company.  PACCAR’s total shareholder return, which was 47 percent in 2004, again exceeded the Standard & Poor’s 500 Index for the previous one-, five- and ten-year time periods.

Power Train Development Investment

“The commissioning of PACCAR’s $16 million state-of-the-art engine development and test center is proceeding smoothly,” commented Jim Cardillo, senior vice president.  “PACCAR’s exciting new MX engine, for use in DAF’s XF and CF vehicles, is a beneficiary of the increased investment.  In addition, the test center will enable PACCAR to better coordinate the activities of independent engine, transmission and after-treatment suppliers to meet the 2007 and 2010 emission standards.  PACCAR is a leader in seamlessly integrating complex new engine technologies with sophisticated air management and emission systems.”

2004 Operating Highlights

•                            PACCAR produced a record 124,000 trucks worldwide.

•                            Peterbilt ranked highest in customer satisfaction among medium-duty conventional trucks in the J.D. Power Customer Satisfaction Studies.*  It is the fourth time in six years Peterbilt has earned the top ranking.  Kenworth’s Model T300 won the award in 2000.

•                            Kenworth ranked highest in customer satisfaction for the vocational Class 8 segment and highest in customer satisfaction for medium-duty truck service in the 2004 J.D. Power Customer Satisfaction Studies.*

•                            Kenworth opened its new $10 million Research and Development Center in Renton, Washington.

•                            DAF’s LF model was named as the top-selling import vehicle in Germany in the 6-15 tonne category by the influential German trade press.

•                            Leyland Trucks was recognized for Best Financial Performance at the IMechE Manufacturing Excellence Awards 2004 by Barclays Bank U.K.

•                            Kenworth’s Renton, Washington, assembly plant was honored by Assembly magazine by earning the inaugural “Assembly Plant of the Year” award.

•                            Stark’s Truck & Off-Highway Ledger named Chairman and Chief Executive Officer Mark Pigott as the commercial vehicle industry “Manager of the Year.”

•                            PACCAR Leasing achieved its eleventh consecutive year of record operating profits.

•                            PACCAR’s Information Technology Division (ITD) received top honors from Computerworld magazine for its Best Practices in Enterprise Management.

•                            PACCAR dealers added nearly 100 new locations to the global network of approximately 1,800 locations worldwide.

•                            PACCAR implemented 4,000 Six Sigma projects since 1997.

Financial Highlights – Fourth Quarter

•                            Record consolidated sales and revenues of $3.19 billion.

•                            Record pretax profit of $45.5 million for PACCAR Financial Services (PFS).

Financial Highlights – 2004

•                            Record consolidated sales and revenues of $11.40 billion.

•                            Record after-tax profit of $906.8 million.

•                            After-tax return on sales (ROS) of 8.4 percent.

•                            SG&A expense to sales ratio declined to a record 3.6 percent for the year.

•                            PACCAR contributed $58 million, in cash, to its pension plans.

•                            PFS pretax profits increased to a record $168.4 million.

•                            Shareholder equity increased to $3.76 billion.

“PACCAR’s strong profit and cash flow performance has allowed the company to continue to be a leader in the capital goods and financial services industries worldwide,” added Mike Tembreull, vice chairman.  “The company has issued a cash dividend every year since 1941 and has increased its regular quarterly dividend by 125 percent in the last five years.  During 2004, PACCAR declared a total of $479 million in dividends to its shareholders.”

Global Truck Market Update

 “PACCAR produced a record 124,000 trucks in 2004. Truck market growth in North America has been positively influenced by a strong general economy, healthy freight volume and transport companies updating and expanding their fleets,” noted Tom Plimpton, president.  “In the U.S. and Canada, Kenworth and Peterbilt increased their Class 8 retail sales market share to a record 24.6 percent in 2004.  U.S. and Canada Class 8 industry truck retail sales could increase by approximately 15 percent to 270,000-280,000 units in 2005 due to a good economy and additional fleet growth.  In the Class 6-7 market in the U.S. and Canada, PACCAR had another strong year with a record 9.4 percent market share in 2004.”

“In Western Europe, DAF increased its share in the 15+ tonne market to a record 12.9 percent and achieved 8.9 percent in the 6-15 tonne market.  In 2005, the European 15+ tonne truck market could be approximately 240,000-250,000 vehicles, about 5 percent higher than last year,” said Aad Goudriaan, DAF Trucks president.

Financial Services Achieves Tenth Consecutive Quarterly Earnings Record

PACCAR’s financial services segment is comprised of a financed portfolio of more than 128,000 trucks and trailers, with total assets of $6.98 billion.  Included in this segment is PACCAR Leasing, one of the largest full-service leasing companies in North America, with a portfolio of over 20,000 vehicles.

Record quarterly pretax income of $45.5 million was $9.9 million higher than the $35.6 million profit reported in the fourth quarter of 2003.  Fourth quarter revenues were $159.1 million compared to $124.8 million in the same quarter last year.  For 2004, full-year revenues increased to $562.6 million versus $473.8 million last year.  Yearly pretax income jumped 36 percent to a record $168.4 million in 2004 compared to $123.6 million in 2003.

“PACCAR Financial Services (PFS) companies offer a comprehensive portfolio of finance, lease and insurance products throughout North America, Europe and Australia,” said Ken Gangl, vice president.  “Higher earning assets and excellent finance margins drove the year-over-year improvements.  PACCAR’s superior AA- credit rating enables PFS to secure competitive financing for its customers.”

“The PacLease network continued to expand into key locations in 2004 in order to capitalize on market opportunities.  PacLease delivered over 5,000 Kenworth and Peterbilt trucks during the year, as customers increasingly realized the benefits of high-quality PACCAR vehicles and PacLease’s operating systems,” added Gangl.  “PACCAR Financial Europe (PFE) is represented in 11 countries in Western Europe following the establishment of operations in Portugal, Ireland, Sweden and Austria during 2004.”

PACCAR Winch, the largest diversified winch manufacturer in the world, had improved full-year sales and profits for 2004.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates. It also provides financial services and distributes truck parts related to its principal business.  In addition, the Bellevue, Washington-based company manufactures winches under the Braden, Gearmatic and Carco nameplates.

PACCAR will hold a conference call with securities analysts to discuss fourth quarter and full-year 2004 earnings on February 1, 2005, at 8:30 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The “Webcast” is available on a recorded basis through February 9, 2005.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

*            J.D. Power and Associates 2004 Medium Duty Truck Customer Satisfaction Study.SM   Medium Duty Truck defined as Gross Vehicle Weight Class 5, 6 or 7 truck.  J.D. Power and Associates 2004 Heavy Duty Truck Study. SM  www.jdpower.com.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2004	2003	2004	2003
Truck and Other:
Net sales and revenues	$3,031.3	$2,082.6	$10,833.7	$7,721.1
Cost of sales and revenues	2,591.0	1,801.7	9,268.6	6,732.0
Selling, general and administrative	105.0	86.6	390.4	345.0
Interest and other, net (a)	27.6	.2	34.8	3.5
Truck and Other Income Before Taxes	307.7	194.1	1,139.9	640.6

Financial Services:
Revenues	159.1	124.8	562.6	473.8
Costs and Expenses	113.6	89.2	394.2	350.2
Financial Services Income Before Taxes	45.5	35.6	168.4	123.6
Investment Income (b)	13.4	10.1	59.9	41.3
Total Income Before Income Taxes	366.6	239.8	1,368.2	805.5
Income taxes (c)	125.2	80.7	461.4	279.0
Net Income	$241.4	$159.1	$906.8	$526.5

Net Income Per Share:
Basic	$1.39	$.91	$5.19	$3.01
Diluted	$1.38	$.90	$5.16	$2.99

Weighted Average Shares Outstanding:
Basic	174.0	175.3	174.6	174.8
Diluted	175.3	176.5	175.7	176.1
Dividends declared per share	$2.20	$.95	$2.75	$1.37

(a)  Interest and other, net for the fourth quarter and year ended December 31, 2004 includes $33.3 ($23.3 after-tax) for costs associated with the termination of an agreement regarding distribution of Leyland parts in the U.K. and $8.6 ($5.4 after tax) for a gain on the sale of real estate.

(b)  Investment income for the year ended December 31, 2004, includes $14.1 ($8.8 after tax) of gains on sales of equity securities.

(c)   Income taxes for the year ended December 31, 2004, includes a $9.5 benefit related to higher expected utilization of net operating loss carryforwards in the United Kingdom.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions of dollars)

	December 31
	2004	2003
ASSETS
Truck and Other:
Cash and marketable debt securities	$2,184.1	$1,700.3
Trade and other receivables, net	538.7	479.1
Inventories	495.6	334.5
Property, plant and equipment, net	1,037.8	893.4
Equipment on lease, taxes and other	991.7	926.9
Financial Services Assets	6,980.1	5,605.4
	$12,228.0	$9,939.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,693.5	$2,225.3
Dividend payable	347.8	140.1
Term debt	36.2	41.5
Financial Services Liabilities	5,388.1	4,286.3
STOCKHOLDERS’ EQUITY	3,762.4	3,246.4
	$12,228.0	$9,939.6

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